Exhibit 99.1

IKON ANNOUNCES RESULTS FOR THE SECOND QUARTER OF FISCAL YEAR 2006

•	Exceeds High End of Earnings Expectations

•	4% Growth in Equipment Revenue

•	9% Reduction in Selling & Administrative Expenses

Malvern, Pa. – April 27, 2006 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today reported results for the quarter ended March 31, 2006. Net income from continuing operations for the second quarter of fiscal year 2006 was $25 million, or $0.19 per diluted share, exceeding the Company’s previously communicated EPS range of $0.16 to $0.18. Earnings per diluted share from continuing operations grew $0.14 when compared to $0.05 per diluted share for the second quarter of fiscal year 2005, and increased 56% when compared to the adjusted $0.12 per diluted share for the same period.

Total revenue for the second quarter of fiscal year 2006 was $1.08 billion, compared to $1.09 billion for the second quarter of fiscal year 2005, a decline of 1% year over year. Excluding the negative impact of currency, total revenue was flat year over year. Targeted revenue, which represents 97% of total revenue, increased 3% year over year.

“I am pleased to report that the momentum in targeted revenue and earnings growth we experienced during the first quarter continued during the second quarter,” said Matthew J. Espe, IKON’s Chairman and Chief Executive Officer. “Once again, new digital equipment placements grew in the office, production and color segments, and new digital revenue grew in production and color. Services continued to expand in the second quarter, with Professional Services revenue up by 34% and North American on-site Managed Services revenue up by 10%. Europe continued its strong performance, particularly in Germany and Denmark.”

Selling and administrative (S&A) expenses of $315 million in the quarter decreased 9%, or $33 million, compared to the second quarter of fiscal year 2005. The decline resulted from actions taken in 2005 and the Company’s continued focus on expense management. Operating margin increased to 4.7% in the quarter.

“We saw growth and improved performance in all key areas of our business,” Espe said. “In addition, we remain on track to achieve an S&A expense-to-revenue ratio below 30% for fiscal year 2006, resulting in improved operating income margin and strong EPS growth. The net result is that we exceeded the high end of our EPS range for the quarter, and our operating income margin is approaching our fiscal year 2006 goal of 5%.”

Second Quarter 2006 Financial Details
Equipment revenue of $461 million, which includes the sale of copier/printer multifunction products, increased 4% from the second quarter of fiscal year 2005. The year over year increase was driven by revenue growth in the color market and the black and white production market. Gross margin on equipment was 25.5%, down from 27.5% in the second quarter of fiscal 2005, and up sequentially from the first quarter of fiscal 2006 by over 150 basis points.

Customer Service and Supplies revenue of $361 million, which includes revenue from the servicing of copier/printer equipment and direct sales of supplies, was flat compared to the second quarter of fiscal year 2005. The positive impact from continued growth in the digital equipment base was offset by the rapid decline in the analog equipment base. Gross margin on Customer Service and Supplies increased to 42.8% from 42.0% a year ago, driven by an improvement in parts costs and a lower cost structure in North America, as well as a continued focus on cost reduction and productivity improvements.

Managed and Professional Services revenue of $185 million, which includes both on-site and off-site Managed Services, as well as Professional Services, increased 6% compared to the second quarter of fiscal year 2005. Strong revenue growth in Professional Services and North-American on-site Managed Services was offset by a revenue decline in on-site Managed Services in Europe and off-site Managed Services. Gross margin on Managed and Professional Services dropped 40 basis points to 26.5% from 26.9% a year ago, due to slightly lower on-site and off-site service margins, partially offset by improved margins in Professional Services.

Rental and Fees revenue of $43 million was flat, and gross margin decreased to 70.0% from 73.3% a year ago, due to a decline in higher-margin renewal sharing revenue on certain lease-end activities.

Other revenue of $30 million declined 56% compared to the second quarter of fiscal year 2005, primarily due to the sale of non-strategic businesses in 2005 and the continued runoff of the U.S. retained lease portfolio. On April 3, 2006, the Company announced the sale of that portfolio to General Electric Capital Corporation, effective as of April 1, 2006. As a result of the transaction, IKON will net approximately $70 million in cash after payments of related debt and taxes.

Targeted revenue includes all revenues except those categorized as “Other.” Other revenue includes finance income and revenue generated by the remaining technology services and hardware businesses. Prior to fiscal year 2006, Other revenue also included revenue from the Company’s operating subsidiaries in France and Mexico, which were sold during fiscal year 2005, and revenue from Kafevend, which was sold in the first quarter of fiscal year 2006.

Balance Sheet and Liquidity
Unrestricted cash was $312 million as of March 31, 2006, with cash flow from continuing operations totaling $77 million for the second quarter, primarily due to an increase of net income and a reduction in accounts receivable. Capital expenditures on operating rentals and property and equipment, net of proceeds, totaled $7 million for the second quarter, compared to $16 million for the second quarter of fiscal year 2005. The total debt-to-capital ratio decreased to 40% as of March 31, 2006, from 44% as of September 30, 2005.

The Company continued to repurchase shares during the quarter, buying back 2.7 million shares of outstanding common stock for approximately $36 million. IKON’s Board of Directors approved the Company’s regular quarterly cash dividend of $0.04 per common share, payable on June 10, 2006 to holders of record at the close of business on May 22, 2006.

Consistent with its balanced capital strategy objectives, IKON made a $50 million cash contribution to its U.S. pension plan on April 4, 2006. In addition, the Company plans to announce the commencement of a tender offer for the $95 million 7.25% outstanding notes due 2008. The Company expects this action to result in a significant reduction in its corporate debt balance, which stood at $676 million as of March 31, 2006.

Outlook
“Looking ahead, we remain focused on executing our long-term plan, while continuing the strong momentum we’ve generated during the first half of fiscal 2006,” Espe said.

“For the third quarter, we expect earnings per diluted share from continuing operations to range between $0.19 and $0.21, as compared to $0.17 per diluted share earned in the third quarter of fiscal year 2005. For fiscal year 2006, we expect to deliver earnings per diluted share from continuing operations at the high end of the previously communicated range of $0.70 to $0.75. These expectations include the premium from the retained portfolio sale, which is anticipated to offset the operating income that the portfolio would have generated in the second half of fiscal 2006. These expectations exclude any charges associated with the tender offer for the 2008 notes, any charges we may take to improve our business, as well as the net gain previously disclosed in the first quarter of fiscal 2006.”

About IKON
IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, Kofax and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With fiscal year 2005 revenue of $4.4 billion, IKON has approximately 26,000 employees in 450 locations throughout North America and Western Europe.

QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the second quarter results and the Company’s outlook for fiscal year 2006 will be discussed on a conference call hosted by IKON at 10:00 a.m. ET on Thursday,
April 27, 2006. The live audio broadcast of the call, with slides, can be accessed on IKON’s Investor Relations homepage or by calling (706) 679-3408 using conference ID number 7068915. A complete replay of the conference call will also be available on IKON’s Investor Relations homepage approximately two hours after the call ends through the next quarterly reporting period.
To listen, please go to www.ikon.com and click on Investor Relations.
Beginning at 1:00 p.m. ET on April 27, 2006 and ending at midnight ET on May
2, 2006, a complete replay of the conference call can also be accessed via telephone by calling (706) 645-9291 or (800) 642-1687 and using the access code 7068915.

NON-GAAP INFORMATION: IKON will refer to certain non-GAAP measures during the conference call, which IKON believes provide a reasonable basis on which to present adjusted financial information that provides investors with a useful indication of the performance of IKON’s ongoing operations and financial position. This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP. A reconciliation of these non-GAAP financial measures to GAAP can be found within the Investor Relations section of www.IKON.com.
MARK YOUR CALENDAR: IKON’s third quarter fiscal year 2006 results will be discussed on Thursday, July 27, 2006 on a conference call hosted at 10:00
a.m. ET. More information on how to access the audio broadcast and replay will be provided at a later date.

This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our expected third quarter and full year fiscal 2006 results from continuing operations, growth in targeted revenue, the impact of our sale of our U.S. retained lease portfolio, our planned tender offer for our $95 million 7.25% outstanding notes due 2008 and our ability to execute on our strategic priorities, including growth objectives, improved operating efficiency and balanced capital strategy. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in filings with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements. This news release also refers to certain non-GAAP financial measures, which IKON believes provide a reasonable basis on which to present adjusted financial information that provides investors with a useful indication of the performance of IKON’s ongoing operations and financial position. This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP. A reconciliation of these non-GAAP financial measures to GAAP can be found within the Investor Relations section of www.IKON.com.

(FIKN)
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	IKON Office Solutions, Inc.
	Income Statement and Operational Analysis (in thousands, except earnings per share)
	(unaudited)
			Second Quarter Fiscal
			2006		2005
	Revenues
	Equipment		$460,748		$444,068
	Customer service and supplies		361,383		362,752
	Managed and professional services		185,470		174,916
	Rental and fees		43,248		43,039
	Other		29,660		67,498
			1,080,509		1,092,273

	Cost of Revenues
	Equipment		343,405		322,098
	Customer service and supplies		206,679		210,547
	Managed and professional services		136,366		127,844
	Rental and fees		12,975		11,512
	Other		15,757		38,059
			715,182		710,060

	Gross Profit
	Equipment		117,343		121,970
	Customer service and supplies		154,704		152,205
	Managed and professional services		49,104		47,072
	Rental and fees		30,273		31,527
	Other		13,903		29,439
			365,327		382,213

	Selling and administrative		314,827		347,541
	Gain on divestiture of business		105		1,901
	Asset impairment and restructuring		17		11,709

	Operating income		50,588		24,864
	Loss from early extinguishment of debt		—		1,734
	Interest income		2,365		2,360
	Interest expense		13,315		12,868

	Income from continuing operations before taxes on income		39,638		12,622
	Taxes on income		14,270		4,873

	Income from continuing operations		25,368		7,749
	Discontinued Operations:
	Operating loss		(51)		(14,339)
	Tax benefit		21		5,664

	Net loss from discontinued operations		(30)		(8,675)
	Net income (loss)		$25,338		$(926)

	Basic Earnings (Loss) Per Common Share
	Continuing operations	$	0.19	$	0.06
	Discontinued operations		0.00		(0.06)

	Net income (loss)		$0.19	$	(0.01)	(a	)

	Diluted Earnings (Loss) Per Common Share
	Continuing operations	$	0.19	$	0.05
	Discontinued operations		0.00		(0.06)

	Net income (loss)		$0.19	$	(0.01)

	Weighted Average Common Shares Outstanding, Basic		132,506		140,404

	Weighted Average Common Shares Outstanding, Diluted		134,033		141,629

	Operational Analysis:
	Gross profit %, equipment		25.5%		27.5%
	Gross profit %, customer service and supplies		42.8%		42.0%
	Gross profit %, managed and professional services		26.5%		26.9%
	Gross profit %, rental and fees		70.0%		73.3%
	Gross profit %, other		46.9%		43.6%
	Total gross profit %		33.8%		35.0%
	Selling and administrative as a % of revenue		29.1%		31.8%
	Operating income as a % of revenue		4.7%		2.3%
(a)	The sum of the earnings per share amounts do not equal the total due to rounding.

IKON Office Solutions, Inc.
Income Statement and Operational Analysis (in thousands, except earnings per share)
(unaudited)

		Six Months Ended March 31
		2006				2005
Revenues
Equipment		$885,737			$	851,481
Customer service and supplies		732,606				740,982
Managed and professional services		361,852				354,148
Rental and fees		83,675				86,903
Other		59,502				144,204
		2,123,372				2,177,718

Cost of Revenues
Equipment		666,648				612,346
Customer service and supplies		405,732				419,356
Managed and professional services		268,012				262,895
Rental and fees		25,773				23,834
Other		29,687				83,600
		1,395,852				1,402,031

Gross Profit
Equipment		219,089				239,135
Customer service and supplies		326,874				321,626
Managed and professional services		93,840				91,253
Rental and fees		57,902				63,069
Other		29,815				60,604
		727,520				775,687

Selling and administrative		628,814				696,449
Gain on divestiture of business		5,029				1,901
Asset impairment and restructuring		(135)				11,709

Operating income		103,870				69,430

Loss from early extinguishment of debt		1,650				1,734
Interest income		4,936				3,288
Interest expense		27,113				26,599

Income from continuing operations before taxes on income		80,043				44,385
Taxes on income		27,043				15,764

Income from continuing operations		53,000				28,621
Discontinued Operations:
Operating loss		(32)				(16,200)
Tax benefit		13				6,399

Net loss from discontinued operations		(19)				(9,801)
Net income		$52,981				$18,820

Basic Earnings (Loss) Per Common Share
Continuing operations	$	0.40			$	0.20
Discontinued operations		(0.00)				(0.07)

Net income		$0.40			$	0.13

Diluted Earnings (Loss) Per Common Share
Continuing operations	$	0.39			$	0.20
Discontinued operations		(0.00)				(0.07)

Net income		$0.39	(a	)	$	0.13

Weighted Average Common Shares Outstanding, Basic		132,827				140,941

Weighted Average Common Shares Outstanding, Diluted		134,453				142,319

Operational Analysis:
Gross profit %, equipment		24.7%				28.1%
Gross profit %, customer service and supplies		44.6%				43.4%
Gross profit %, managed and professional services		25.9%				25.8%
Gross profit %, rental and fees		69.2%				72.6%
Gross profit %, other		50.1%				42.0%
Total gross profit %		34.3%				35.6%
Selling and administrative as a % of revenue		29.6%				32.0%
Operating income as a % of revenue		4.9%				3.2%

(a)	The calculation of diluted earnings per common share for the six months ended March 31, 2006 assumes the conversion of convertible notes resulting in 389 shares. The calculation of diluted EPS for the six months ended March 31, 2005 excludes the dilution from convertible notes because the effect would be anti-dilutive. For purposes of diluted earnings per common share, net income for the six months ended March 31, 2006 includes the add-back of $88, representing interest expense, net of taxes, associated with such convertible notes.

IKON Office Solutions, Inc.
Consolidated Balance Sheets
(in thousands and unaudited)
	March 31,	September 30,
	2006	2005
Assets
Cash and cash equivalents	$311,653	$373,705
Restricted cash	637	18,272
Accounts receivable, net	643,555	678,313
Lease receivables, net	94,972	317,928
Inventories	263,238	241,470
Prepaid expenses and other current assets	25,288	42,660
Deferred taxes	55,128	55,566
Assets held for sale	382,223	—

Total current assets	1,776,694	1,727,914

Long-term lease receivables, net	246,442	503,281
Equipment on operating leases, net	79,555	101,614
Property and equipment, net	145,322	144,309
Goodwill	1,265,311	1,280,578
Other assets	73,312	74,123
Total Assets	$3,586,636	$3,831,819

Liabilities
		$
Current portion of corporate debt	$1,309	1,137
Current portion of non-corporate debt	131,852	299,359
Trade accounts payable	202,856	211,783
Accrued salaries, wages and commissions	80,249	94,614
Deferred revenues	107,374	111,890
Taxes payable	77,006	79,458
Other accrued expenses	120,203	139,099
Liabilities held for sale	205,292	—

Total current liabilities	926,141	937,340

Long-term corporate debt	674,736	728,156
Long-term non-corporate debt	68,630	225,307
Deferred taxes	9,913	20,853
Other long-term liabilities	319,004	349,819
Shareholders’ Equity	1,588,212	1,570,344

Total Liabilities and Shareholders’ Equity	$3,586,636	$3,831,819

IKON Office Solutions, Inc.
Consolidated Statements of Cash Flows
(in thousands and unaudited)
	Six Months Ended March 31
	2006	2005
Cash Flows from Operating Activities
Net income	$52,981	$18,820
Net loss from discontinued operations	(19)	(9,801)

Income from continuing operations	53,000	28,621
Additions (deductions) to reconcile net income to net cash provided by operating activities:
Depreciation	36,119	37,405
Amortization	2,033	2,692
Gain from divestiture of business	(5,029)	(1,901)
Loss on disposal of property and equipment	1,458	2,306
Provision for losses on accounts receivable	7,288	6,931
Restructuring and asset impairment charges	(135)	11,709
Deferred income taxes	(27,750)	(66,626)
Provision for lease default reserves	1,086	988
Stock-based compensation expense	5,084	5,307
Pension expense	21,820	21,880
Loss from early extinguishment of debt	1,650	1,734
Changes in operating assets and liabilities, net of divestiture of businesses:
(Increase) decrease in accounts receivable	(1,418)	37,822
(Increase) decrease in inventories	(22,321)	12,377
Decrease in prepaid expenses and other current assets	14,463	17,691
Decrease in accounts payable, deferred revenues, and accrued expenses	(71,419)	(123,797)
Increase in taxes payable	26,325	12,783
Decrease in accrued restructuring	(1,300)	(905)
Other	140	728

Net cash provided by continuing operations	41,094	7,745
Net cash used in discontinued operations	(846)	(2,928)
Net cash provided by operating activities	40,248	4,817

Cash Flows from Investing Activities
Proceeds from the divestiture of business	19,575	5,330
Expenditures for property and equipment	(18,517)	(14,387)
Expenditures for equipment on operating leases	(12,211)	(25,038)
Proceeds from the sale of equipment on operating leases	15,572	5,627
Proceeds from the sale of lease receivables	92,865	139,392
Lease receivables — additions	(186,542)	(195,189)
Lease receivables — collections	238,495	266,079
Other	(1,246)	(2,673)
Net cash provided by continuing operations	147,991	179,141
Net cash provided by discontinued operations	—	88
Net cash provided by investing activities	147,991	179,229

Cash Flows from Financing Activities
Short-term corporate debt repayments, net	(30)	(182)
Repayment of other borrowings	(3,754)	(3,439)
Proceeds from issuance of long-term corporate debt	—	886
Debt issuance costs	(984)	—
Long-term corporate debt repayments	(54,460)	(104,031)
Non-corporate debt — issuances	7,256	16,965
Non-corporate debt — repayments	(134,298)	(199,727)
Dividends paid	(10,614)	(11,298)
Decrease in restricted cash	1,489	2,978
Proceeds from stock option exercises	13,758	2,743
Tax benefit relating to stock plans	4,997	789
Purchase of treasury shares	(68,975)	(34,240)
Net cash used in financing activities	(245,615)	(328,556)

Effect of exchange rate changes on cash and cash equivalents	(4,676)	4,845

Net decrease in cash and cash equivalents	(62,052)	(139,665)
Cash and cash equivalents at beginning of the year	373,705	472,951
Cash and cash equivalents at end of the period	$311,653	$333,286

IKON Office Solutions, Inc.
Reconciliation of Reported to Adjusted Earnings per Diluted Share
(in millions, except per share data)
	Second Quarter Fiscal 2005
					Non-GAAP		2Q06
	Reported	Adjustments			Adjusted		Reported

Revenue	$1,092				$1,092		$1,081
Cost and expenses	1,067	(12)	(a	)	1,055		1,030
Operating income	25				37		51
Loss on early extinguishment of debt	2	(2)	(b	)	—		—
Interest, net	11				11		11
Income from continuing operations before taxes on income	13				27		40
Taxes on income	5	4	(c	)	9		14
Income from continuing operations	$8	$10			$17		$25

Weighted Average Common Shares Outstanding, Diluted	142	18			160		134
Diluted EPS - continuing operations	$0.05				$0.12	(d )	$0.19

						Growth in
						Adjusted/Non-GAAPEPS	56%
						Growth in GAAPEPS	246%
May not add due to rounding
(a)	Includes an $11.4 restructuring charge, a $0.3 asset impairment charge, a $2.2 real-estate charge and $0.3 charge related to the consolidation of our LDS business, a $6.7 loss on the sale of substantially all operations in Mexico, a $1.1 gain on sale of certain technology business, and a $7.5 gain from a final reconciliation with GE related to the sale of our U.S. leasing business in 2004.

(b)	Loss from early extinguishment of debt.
(c)	Tax impact from early extinguishment of debt and charges mentioned in {a}.
(d)	Non-GAAPEPS for the second quarter of fiscal 2005 assumes the conversion of convertible notes resulting in 18 shares, and an add-back of $2.0 to net income representing associated interest expense, net of taxes.

IKON Office Solutions, Inc.
Reconciliation of revenue to revenue excluding the impact of currency
(in thousands)
				Revenues excluding
	Revenues	Adjustments	(1)	currency impact
Second Quarter Fiscal 2006
Total Revenues	$1,080,509	$7,061		$1,087,570
Second Quarter Fiscal 2005
Total Revenues	$1,092,273			$1,092,273
2Q Yr/Yr Growth				-0.4%
(1) Impact of exchange rates